Exhibit 99.1
NEWS RELEASE

Contact:
OSI Pharmaceuticals, Inc.	Burns McClellan (Representing OSI)
Kathy Galante	Justin Jackson (Media) 212-213-0006 ext. 327
Senior Director	Jason Farber (Media) 212-213-0006 ext. 339
Investor / Public Relations	Lisa Burns (Investors) 212-213-4281
631-962-2000
OSI Pharmaceuticals Announces Fourth Quarter Net Sales for
Tarceva®’s International Launch
- Tarceva World-wide Sales Reached $309 Million in 2005 -
MELVILLE, N.Y., February 1, 2006 - OSI Pharmaceuticals, Inc. (NASDAQ:OSIP) today announced fourth quarter international sales for its flagship product, Tarceva® (erlotinib). Net international sales for Tarceva were $25 million for the fourth quarter ended December 31, 2005. Roche, OSI’s international partner for Tarceva, received approval from the European Commission of Tarceva in September 2005. Tarceva has been launched in several European countries including Germany, United Kingdom’s private market and France, with launches in further markets scheduled throughout 2006. Total world-wide net sales of Tarceva for 2005 were $309 million, which includes the fourth quarter international net sales recorded by Roche and total U.S. net sales of $275 million as reported previously by Genentech, Inc., OSI’s U.S. collaborator for Tarceva. This announcement follows the release of Tarceva international net sales data reported by Roche in their year-end press release and conference call. In addition, Roche announced that the regulatory filing in Japan for Tarceva in second-line non-small cell lung cancer is scheduled for 2006.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world.

Macugen® (pegaptanib sodium injection) is approved in the United States for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.